Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW | Washington, DC 20036 | tel 202.663.8000 | fax 202.663.8007

October 1, 2020

CTO Realty Growth, Inc.

1140 N. Williamson Blvd.,

Suite 140

Daytona Beach, FL 32114

Ladies and Gentlemen:

We are acting as counsel for CTO Realty Growth, Inc., a Florida corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus included therein (the “Prospectus”) relating to the registration thereunder of up to 500,000 shares of common stock, par value $1.00 per share (the “Shares”), of the Company, that may be offered and sold from time to time pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan, the shares will be validly issued, fully paid and nonasssessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement, including any amendments thereto, will be effective under the Act, (b) at or prior to the time of the issuance of any of the Shares, the Board shall not have rescinded or otherwise modified its authorization of such Shares, (c) the Company will have a sufficient number of authorized but unissued shares therefor under its articles of incorporation as amended, restated and supplemented (and not otherwise reserved for issuance) at the time of such issuance, and (d) neither the issuance nor delivery of such Shares will require any authorization, consent, approval or license of, or any exemption from, or any registration or filing with, or any report or notice to, any executive, legislative, judicial, administrative or regulatory body (a “Governmental Approval”) or violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties or (iii) any law, order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

This opinion is limited to the laws of the state of Florida, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP